Exhibit 99.3

CONSOLIDATION SERVICES, INC.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements and related notes are presented to show effects of the acquisition of the Properties purchased by Consolidation Services, Inc. from Leland Energy, Inc.

The pro forma consolidated statement of operations is based on the assumption that the Acquisition occurred effective at the beginning of the year presented. The pro forma consolidated statement of operations is for comparative purposes only and may not be indicative of the results of operations that would have occurred if the Company had completed the acquisition at an earlier date or the results that will be attained in the future.

Pro forma data is based on assumptions and include adjustments as explained in the notes to the unaudited pro forma financial statements. The unaudited pro forma consolidated balance sheet and the unaudited consolidated statement of operations should be read in conjunction with the notes thereto Consolidation Services, Inc.'s Annual Report on Form 10-K for the years ended December 31, 2009 and 2008 and the Statements of Combined Revenue and Operating Expenses of the Oil and Gas Properties Purchased from Leland Energy, Inc. included herein.

Consolidation Services, Inc. (An Exploration Stage Company) UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2009

	Consolidation	Pro Forma		Pro Forma
	Services, Inc.	Adjustments		Consolidated

REVENUES	$-	$79,457	(a)	$79,457

COSTS AND EXPENSES:
DD&A	-	60,997	(b)	60,997
General & administrative	121,114	-	(a)	121,114
Direct operating expenses	-	28,704	(a)	28,704

Loss from continuing operations	(121,114)	(10,244)		(131,358)
Loss from discontinued operations	(476,282)	-		(476,282)
Net income (loss)	(597,396)	(10,224)		(607,640)

Loss attributable to noncontrolling interest	36,413	-		36,413

Net loss attributable to Consolidation Services, Inc. and
its common shareholders	$(560,983)	$(10,244)		$(571,227)

Basic and Diluted loss per share attibutable to
Consolidation Services, Inc. and its common shareholders
Continuing operations	(0.01)	(0.00)		(0.00)
Discontinued operations	(0.03)	-		(0.01)

Net loss	$(0.04)	$(0.00)		$(0.02)

Weighted average number of shares outstanding
Basic and diluted	15,124,380	23,216,729		38,341,109

The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of these financial statements.

CONSOLIDATION SERVICES, INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

The unaudited pro forma consolidated balance sheet as of December 31, 2009 and the unaudited pro forma consolidated statement of operations are based on the audited financial statements of Consolidation Services, Inc. as of and for the year ended December 31, 2009, the audited statements of combined revenues and direct operating expenses of the Oil and Gas Properties purchased from Leland Energy, Inc. for the year ended December 31, 2009, and the adjustments and assumptions described below.

PRO FORMA ADJUSTMENTS

The unaudited pro forma consolidated statements of operations reflect the following adjustments:

a.	Record revenues and direct operating expenses for the Properties acquired during the respective reporting period.

b.	Record pro forma depletion of the Properties acquired associated with the production of reserves during the respective reporting period.